FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:

Keith D. Terreri	Cynthia T. Cruz
kterreri@VALORtelecom.com	ccruz@VALORtelecom.com
(972) 373-1296 office	(972) 373-1134 office
(972) 373-1150 facsimile	(469) 420-2540 facsimile

VALOR Communications Group Reports First-Quarter Operating Results

IRVING, Texas, April 27, 2005 – VALOR Communications Group, Inc. (NYSE:VCG) today reported first-quarter 2005 consolidated operating results. The highlights include:

•	Successfully completed IPO and Senior Notes Offering

•	Set record for DSL net subscriber additions, resulting in a 211.5% increase over first quarter 2004

•	Increased operating revenues 0.1% to $125.9 million over first quarter 2004

•	Generated $29.3 million in Cash Available to Pay Dividends on a pro forma basis

•	Expanded adjusted EBITDA by 2.4% to $68.4 million over first quarter 2004

“VALOR recorded solid results in the first quarter and executed according to plan,” said Jack Mueller, VALOR Communications Group president and chief executive officer. “We succeeded in increasing the penetration of higher margin services, leveraged cross-selling and bundling opportunities, improved operating efficiencies and provided superior service and customer care. This enabled us to meet our internal performance expectations and, most importantly, to continue to produce strong and stable cash flows.”

“During the quarter, we realized several key accomplishments that strengthened VALOR as a company,” Mr. Mueller added. “We repaid over $10 million of debt during the quarter from operating cash flow, and with the reduction of debt from our IPO proceeds we have positioned the company to continue to generate sufficient cash to pay dividends and reduce leverage modestly. We also celebrated another record quarter for DSL products, resulting in an increase of 211.5% in subscribers over first quarter 2004. This success continues to help increase our average revenue per line and increase our DSL penetration. In addition, in New Mexico, VALOR played an instrumental role in the development and passage of access reform legislation, which will be revenue neutral to the company but may position VALOR for additional revenue opportunities.”

Indebtedness
During the quarter, VALOR repaid $10.5 million of debt. Furthermore, VALOR repaid an additional $10.0 million of debt under our credit facility earlier this week, which brings the total amount of optional debt repayments since the beginning of the year to $20.5 million as of today. In addition, VALOR entered into several interest rate protection agreements during the quarter as required per the terms of our Senior Credit Agreement. The execution of these interest rate protection agreements, along with our existing fixed rate debt, effectively limits the interest rate exposure on approximately 75% of our total outstanding debt for the next three years. The company will continue to review these agreements on a quarterly basis to determine their effectiveness and to adjust the interest rate protection strategy if necessary.

New Mexico Access Reform Legislation
During the quarter, VALOR was influential in working with New Mexico regulators to develop access reform legislation. Under the provisions of the new law, VALOR’s intrastate access rates will be reduced to VALOR’s interstate access rate in effect on January 1, 2006 in a phased implementation during the period April 2006 to May 2008. The access revenue reductions will be revenue neutral to VALOR through a combination of increases in prices charged for basic local services and payments from a new state universal service fund.

FIRST QUARTER FINANCIAL RESULTS

Financial Highlights
($ in thousands)

	Three Months Ended
	March 31,
	2005	2004	% Change
Revenue	$125,926	$125,852	0.1%
Operating Income	37,633	45,516	-17.3%
Interest Expense	(26,048)	(27,730)	-6.1%
Loss on Debt Extinguishment	(29,262)	—	n/a
Net Income (Loss)	(12,636)	15,614	-180.9%
Adjusted EBITDA (1)	68,448	66,872	2.4%

(1)	Adjusted EBITDA is a non-GAAP financial measure and by definition is not a measure of financial performance under generally accepted accounting principles. It should not be considered an alternative to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and is not necessarily indicative of cash available to fund all cash flow needs. See the tables that follow at the end of this release for a reconciliation to the nearest measure calculated in accordance with GAAP.

For the first quarter of 2005, revenues were $125.9 million, an increase of 0.1% from $125.9 million generated in the first quarter of 2004.

•	Local Services — Local service revenue decreased $0.1 million, or 0.5%, in the first quarter of 2005 to $38.7 million from $38.8 million in the comparable period of 2004. The decrease was due principally to the decrease in access lines, partially offset by an increase in enhanced services revenue from our increased penetration of those services.

•	Data Services — Data services revenues grew $1.6 million, or 25.8%, to $7.5 million in the first quarter 2005, from $5.9 million in the comparable period in 2004. The increase was largely due to increases in DSL subscribers. VALOR’s DSL subscribers increased 211.5% to 31,208 subscribers in the first quarter of 2005 from 10,019 subscribers in the comparable period of 2004. VALOR’s penetration rate for its DSL services, defined as the total number of DSL subscribers divided by VALOR’s total access lines, was 5.8% and 1.8% at March 31, 2005 and 2004, respectively.

•	Long Distance Services — VALOR’s total long distance services revenue increased to $10.4 million, compared to $8.8 million in the first quarter of 2004 an increase of 18.3%. The increase in revenue was due to the overall subscriber increase driven mostly by VALOR’s bundling strategy. VALOR’s long distance subscribers increased 3% in the first quarter of 2005 sequentially and 13% compared to the first quarter of 2004. VALOR’s penetration rate for its long distance services, defined as the total number of long-distance subscribers divided by VALOR’s total access lines, was 41.5% and 35.4% at March 31, 2005 and 2004, respectively.

•	Access Services — Access services revenues deceased 8.3% to $30.3 million in the first quarter of 2005 compared to $33.0 million in the first quarter of 2004. The decrease is primarily attributable to lower access line counts, lower subscriber line charge rates and lower special access rates.

•	Universal Services Fund (“USF”) — USF revenues decreased 3.5% to $29.0 million in the first quarter of 2005 compared to $30.1 million in the first quarter of 2004. The decrease includes $0.5 million attributable to the fact that our Federal USF high cost support was reduced effective January 1, 2005 due to increases in the national average loop cost by the FCC. The balance of the decrease is attributable to lower access line counts and the related effect on our revenues received from both Federal USF CALLS support and the Texas Universal Service Fund.

Consolidated operating income for the first quarter of 2005 was $37.6 million, a decline of 17.3%, from operating income of $45.5 million in the first quarter of 2004. Operating margin for the first quarter of 2005 was 29.9%, down from 36.2% in the first quarter of 2004. Included in the first quarter 2005 operating expenses are $6.4 million of non-cash stock compensation expense and $1.7 million of compensation expense related to IPO bonuses paid to our management team that affects comparability to the prior year’s quarter.

VALOR reported a consolidated net loss of $12.6 million for the first quarter of 2005 as compared to net income of $15.6 million for the first quarter of 2004. First quarter 2005 net loss includes loss on debt extinguishment of $29.3 million, non-cash stock compensation of $6.4 million, compensation expense of $1.7 million related to IPO bonuses paid to our management team, and a current income tax benefit of $5.4 million.

VALOR’s Adjusted EBITDA for the first quarter of 2005 was $68.4 million. This is compared to Adjusted EBITDA for the first quarter of 2004 of $66.9 million, an increase of 2.4%.

Cash Available to Pay Dividends ($ in millions)

	Three Months Ended
	March 31, 2005
	Actual	Adjustments		Pro Forma
Adjusted EBITDA(1)	$68.4	—		$68.4
Less:
Items excluded from adjusted EBITDA settled in cash
Other Income and (expense), net	0.1	0.0		0.1
Transaction bonus	(1.7)	—		(1.7)
Transaction fees expensed(2)	(0.5)	0.5	(2)	0.0
Cash Interest(3)	(26.5)	6.5	(3)	(20.0)
Capital Expenditures	(17.4)	—		(17.4)
Cash Taxes	0.0	(0.1	)(4)	(0.1)

Cash Available to Pay Dividends(1)	$22.4	$6.9		$29.3

(1)	Adjusted EBITDA and Cash Available to Pay Dividends are non-GAAP financial measures and by definition are not measures of financial performance under generally accepted accounting principles. They should not be considered an alternative to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs. See the tables that follow at the end of this release for a reconciliation to the nearest measure calculated in accordance with GAAP.

(2)	Legal expenses charged to expense in connection with the modification of our credit facility that we completed in conjunction with our IPO and reorganization.

(3)	Cash interest expense in the quarter ended March 31, 2005 is approximately $6.5 million higher than it would have been had the IPO and the related debt reduction occurred at the beginning of the quarter.

(4)	Reflects estimated cash taxes we will pay on our taxable income.

During the quarter, the cash provided by operating activities was $40.5 million, and Pro Forma Cash Available to Pay Dividends was $29.3 million.

Key Operating Statistics

	3/31/2005	3/31/2004	% Change
Access Lines	537,002	557,296	-3.6%
Long Distance Subscribers	222,874	197,303	13.0%
DSL Subscribers	31,208	10,019	211.5%
Average Monthly Revenue Per Access Line(1)	$77.92	$75.31	3.5%

(1)	Average Revenue per Access Lines is computed by dividing the total revenue for the three month period by the average of the access lines at the beginning and end of the period.

Access Lines
Access lines declined by 3,335 in the first quarter of 2005 to 537,002.

Access line losses in the first quarter were caused primarily by the following:

•	Increased competitive activity in VALOR’s largest market from the local cable operator, which began offering a competitive local phone service in the fourth quarter of 2004;

•	Competitive activity from wireless carriers.

The company’s average monthly revenue per access line for the first quarter of 2005 was $77.92 compared to $75.31 for the comparable period of 2004, an increase of 3.5%. The company’s average revenue per access line per month for the first quarter of 2005 increased 2.1% sequentially to $77.92 from $76.31 for the fourth quarter of 2004 as adjusted for out-of-period revenue recorded in the fourth quarter.

OTHER HIGHLIGHTS

In February 2005, VALOR completed its initial public offering issuing shares of its common stock. In connection with the initial public offering VALOR also issued senior notes. VALOR used the proceeds from the initial public offering and the issuance of the senior notes to repay existing indebtedness. In March, the underwriters exercised the full over-allotment option granted to them by the selling stockholders which resulted in them purchasing an additional 4.4 million shares from the selling stockholders. The company received no proceeds from the exercise of the over-allotment.

Prior to our reorganization, most of the current subsidiaries of VALOR Communications Group were Limited Liability Companies that elected to be treated as disregarded entities for federal income taxes purposes. As a result, income taxes had a very limited effect on our financial statements for previous periods. Upon completion of our reorganization, VALOR Communications Group will file a consolidated corporate tax return and be subject to income taxes at a rate that approximates the statutory federal income tax rate. We have Net Operating Losses (“NOL’s) of approximately $308 million that were contributed by our owners in connection with our reorganization and other future additional deductions of approximately $760 million consisting primarily of unamortized goodwill that we are allowed to deduct for federal income tax purposes. These two items will, subject to limitations under the tax code, serve to reduce our future taxable income. We also have cumulative book-tax differences that will reverse in the future of approximately $519 million.

With respect to union negotiations, VALOR and the Communications Workers of America (CWA) have reached a tentative agreement on a three-year collective bargaining agreement. The new agreement is subject to ratification by the CWA membership, and the company expects the results of the ratification vote in early May.

Non-GAAP Measures

The company uses certain non-GAAP financial measures in evaluating its performance and liquidity. These include adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) and “Cash Available to Pay Dividends”. These non-GAAP financial measures are by definition not measures of financial performance under generally accepted accounting principles and are not alternatives to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs.

The company presents Adjusted EBITDA because covenants in its credit facility contain ratios based on this measure. A reconciliation of the differences between these non-GAAP financial measures to the most comparable financial measures calculated and presented in accordance with GAAP are included in the tables that follow.

Adjusted EBITDA is defined in the credit facility as: (1) consolidated adjusted net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated adjusted net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) certain expenses related to our initial public offering of common stock, our recent debt recapitalization and the other transactions described in “Use of Proceeds” in our registration statement for our initial public offering of common stock completed February 9, 2005; (e) other nonrecurring or unusual costs or losses incurred after the closing date of our new credit facility, to the extent not exceeding $10.0 million; (f) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (g) losses on sales of assets other than in the ordinary course of business; and (h) all other non-cash charges that represent an accrual for which no cash is expected to be paid in a future period; minus (3) the following items, to the extent any of them increases consolidated adjusted net income; (v) income tax credits; (w) interest and dividend income (other than in respect of RTFC patronage distribution); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income.

Cash Available to Pay Dividends is defined herein as Adjusted EBITDA less the sum of (i) any item excluded from the calculation of Adjusted EBITDA that has been or will be settled in cash, (ii) cash interest expense, (iii) capital expenditures and (iv) cash income taxes.

VALOR considers Adjusted EBITDA and Cash Available to Pay Dividends as important indicators to investors in our common stock because they provide information related to our ability to provide cash flows to service debt, fund capital expenditures and pay dividends. If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facility that are based on Adjusted EBITDA, including our interest coverage ratio and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our new credit facility, or result in our inability to pay dividends. Adjusted EBITDA and Cash Available to Pay Dividends are not measures in accordance with GAAP, and should not be considered a substitute for operating income (loss), net income (loss) or any other measure of financial performance reported in accordance with GAAP. In addition, Adjusted EBITDA and Cash Available to Pay Dividends should not be used as a substitute for our various cash flow measures (e.g., operating, investing and financing cash flows). The non-GAAP financial measures used by the company may not be comparable to similarly titled measures of other companies.

While the company utilizes these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to management and to investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and interest payments are not deducted from such measure. Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the U.S. Securities and Exchange Commission.

About VALOR Communications Group
VALOR Communications Group (NYSE:VCG) is one of the largest providers of telecommunications services in rural communities in the southwestern United States. The company offers a wide range of telecommunications services to residential, business and government customers, including: local exchange telephone services, which covers basic dial-tone service as well as enhanced services, such as caller identification, voicemail and call waiting; long distance services; and data services, such as providing digital subscriber lines. VALOR Communications Group is headquartered in Irving, Texas. For more information, visit www.VALORtelecom.com.

VALOR Communications Group (“VALOR”) is a holding company and has no direct operations. VALOR was formed for the sole purpose of reorganizing our corporate structure and consummation of our offering in February 2005. VALOR’s principal assets are the direct and indirect equity interests in its subsidiaries. As a result, the historical consolidated financial results prior to the offering in February 2005 only represent VALOR Telecommunications, LLC.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding VALOR Communications Group’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements, see “Risk Factors” in the prospectus dated February 8, 2005, relating to the VALOR’s initial public offering of common stock. VALOR’s results for the period ending March 31, 2005 are subject to the completion and filing of its March 31, 2005 quarterly report on Form 10-Q.

Valor Communications Group, Inc.
Consolidated Statement of Operations
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004	% Change
Statement of Operations
Operating revenues	$125,926	$125,852	0.1%

Operating expenses
Cost of service (exclusive of depreciation and amortization shown separately below)	26,084	26,579	-1.9%
Selling, general and administrative	33,587	32,930	2.0%
Non-cash stock based compensation	6,387	—	n/a
Depreciation and amortization	22,235	20,827	6.8%

Total operating expenses	88,293	80,336	9.9%

Operating income	37,633	45,516	-17.3%

Other income (expense)
Interest expense	(26,048)	(27,730)	-6.1%
Loss on interest rate hedging arrangements	(40)	(342)	-88.3%
Earnings from unconsolidated cellular partnerships	29	325	-91.1%
Loss on debt extinguishment	(29,262)	—	n/a
Other income and (expense), net	83	(70)	-218.6%

Total other income (expense)	(55,238)	(27,817)	98.6%

Income (loss) from continuing operations before income taxes and minority interest	(17,605)	17,699	-199.5%

Income tax expense (benefit)	(5,437)	567	-1058.9%

Income (loss) from continuing operations before minority interest	(12,168)	17,132	-171.0%

Minority interest	(468)	(1,518)	-69.2%

Net income (loss)	$(12,636)	$15,614	-180.9%

Valor Communications Group, Inc.
Financial and Operating Data
(Dollars in thousands)
(Unaudited)

	Three months ended
	March 31,
			%
	2005	2004	Change
Operating revenues
Local service	$38,650	$38,844	-0.5%
Data services	7,469	5,937	25.8%
Long distance services	10,368	8,762	18.3%
Access services	30,292	33,047	-8.3%
Universal Service Fund	29,025	30,077	-3.5%
Other services	10,122	9,185	10.2%

Total operating revenues	125,926	125,852	0.1%

Operating expenses
Cost of service (exclusive of depreciation and amortization shown separately below)	26,084	26,579	-1.9%
Selling, general and administrative	33,587	32,930	2.0%
Non-cash stock based compensation	6,387	—	n/a
Depreciation and amortization	22,235	20,827	6.8%

Total operating expenses	88,293	80,336	9.9%

Operating income	$37,633	$45,516	-17.3%
Operating margin %	29.9%	36.2%

Adjusted EBITDA (1)	$68,448	$66,872	2.4%

Other financial and operating data
Capital expenditures	$17,379	$16,654	4.4%
Access lines:
Primary lines	488,165	503,732	-3.1%
Secondary lines	48,837	53,564	-8.8%
Long distance subscribers	222,874	197,303	13.0%
DSL subscribers	31,208	10,019	211.5%
Average revenue per access line per month	$77.92	$75.31	3.5%

Cash flow data
Net cash provided by operating activities	$40,489	$50,109	-19.2%
Net cash provided by (used in) investing activities	7,364	(16,723)	-144.0%
Net cash used in financing activities	(25,765)	(31,041)	-17.0%

	March 31,	December 31,
	2005	2004
Balance sheet data
Cash	$39,122	$17,034
Long-term debt including current maturities	1,200,813	1,602,871
Redeemable preferred interests	—	236,129
Redeemable preferred interests in subsidiary	—	15,776

(1)	Reconciliation of Adjusted EBITDA to the most comparable GAAP measure is presented at the end of these tables.

Valor Communications Group, Inc.
Non-GAAP Measures
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Net income (loss)	$(12,636)	$15,614
Adjustments:
Income tax expense (benefit)	(5,437)	567
Interest expense	26,048	27,730
Depreciation and amortization	22,235	20,827
Minority interest	468	1,518
Loss on interest rate hedging arrangements	40	342
Earnings from unconsolidated cellular partnerships	(29)	(325)
Other income and (expense), net	(83)	70
Loss on debt extinguishment	29,262	—
Management fees paid to equity sponsors	—	250
Non-recurring items (a)	8,580	279

Total adjustments	81,084	51,258

Adjusted EBITDA	$68,448	$66,872

(a) Non-recurring items, as defined in the credit agreement:
Termination benefits associated with workforce reduction	$—	$279
IPO cash bonuses	1,693	—
Stock based compensation expense in connection with IPO	6,387	—
Expenses related to credit facility amendment	500	—

Total non-recurring items, as defined in the credit agreement	$8,580	$279

Valor Communications Group, Inc.
Reconciliation of Non-GAAP Measures
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Net cash provided by operating activities	$40,489	$50,109
Adjustments:
Interest expense	26,048	27,730
Amortization of debt issuance costs	(910)	(2,019)
Provision for doubtful accounts receivable	(1,093)	(1,769)
Changes in working capital	3,824	(8,507)
Other, net	(2,020)	285
Income tax expense (benefit)	(5,437)	567
Deferred income taxes	5,437	(123)
Other income and (expense), net	(83)	70
Management fees paid to equity sponsors	—	250
Non-recurring items (a)	2,193	279

Total adjustments	27,959	16,763

Adjusted EBITDA	68,448	66,872

Cash income (expenses) excluded from Adjusted EBITDA (b)	(2,110)	(599)
Cash interest expense	(26,451)	(20,864)
Capital expenditures	(17,379)	(16,654)

Cash available to pay dividends	$22,508	$28,755

(a) Non-recurring items, as defined in the credit agreement:
Termination benefits associated with workforce reduction	$—	$279
IPO cash bonuses	1,693	—
Expenses related to credit facility amendment	500	—

Total non-recurring items, as defined in the credit agreement	$2,193	$279

(b)	Represents cash income (expenses) reflected above under Other income and expense, net, Management fees paid to equity sponsors and Non-recurring items that were excluded from the calculation of Adjusted EBITDA. These items were received or (paid) by us in cash and would have impacted the amount of cash that would have been available to pay dividends.